Exhibit 99.1

PRESS RELEASE Feb. 7, 2019

Arrowhead Pharmaceuticals Reports Fiscal 2019 First Quarter Results

-	Conference Call and Webcast Today at 4:30 p.m. EST

PASADENA, Calif., Feb. 7, 2019 — Arrowhead Pharmaceuticals Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2019 first quarter ended December 31, 2018. The company is hosting a conference call at 4:30 p.m. EST to discuss results.

Conference Call and Webcast Details

Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 855-215-6159 or 315-625-6887 and provide Conference ID 3194897.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 855-859-2056 or 404-537-3406 and provide Conference ID 3194897.

Selected Fiscal 2019 First Quarter and Recent Events

•

Signed a license agreement with Janssen Pharmaceuticals, Inc., part of the Janssen Pharmaceuticals Companies of Johnson & Johnson, for ARO-HBV (now JNJ-3989) and a collaboration agreement for up to three RNAi therapeutic candidates that use our proprietary TRiMTM platform against new targets to be selected by Janssen

o	The total potential deal value is approximately $3.7 billion plus royalties on commercial sales
o

Received $175 million as an upfront payment and received $75 million in the form of an equity investment by Johnson & Johnson Innovation – JJDC, Inc., at a price of $23.00 per share of Arrowhead common stock

•	Presented clinical data on ARO-AAT at the AASLD Liver Meeting 2018 demonstrating:
o	Three monthly doses of 300 mg ARO-AAT led to reductions in serum alpha-1 antitrypsin to below the level of quantitation in 100% of subjects
o	Reductions were sustained for greater than 14 weeks indicating that quarterly or less frequent dosing appears feasible
o	Single and multiple doses of ARO-AAT appeared to be well-tolerated at all doses tested
•	Presented clinical data on ARO-HBV (now JNJ-3989) at the AASLD Liver Meeting 2018 demonstrating:
o	Mean HBsAg reduction of -1.9 Log10 (-98.7%) with a range of -1.3 Log10 (-95.0%) to -3.8 Log10 (-99.98%)
o	ARO-HBV (now JNJ-3989) appeared to be well-tolerated at monthly doses up to 400 mg
•	Hosted an R&D Day in October 2018 to discuss in more detail our emerging pipeline of RNAi therapeutics that leverage the TRiMTM platform
•

Began dosing in a Phase 1 single and multiple dose study  of ARO-ANG3, a subcutaneously administered RNAi therapeutic targeting angiopoietin like protein 3, being developed as a potential treatment for patients with dyslipidemias and metabolic diseases

•

Filed for regulatory clearance to begin a Phase 1 study of ARO-APOC3, a subcutaneously administered RNAi therapeutic targeting apolipoprotein C-III, being developed as a potential treatment for patients with hypertriglyceridemia

Selected Fiscal 2019 First Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION (unaudited)

	Three Months Ended December 31,
OPERATING SUMMARY	2018	2017

REVENUE	$34,657,896	$3,509,821
OPERATING EXPENSES
Research and development	17,572,043	12,919,618
General and administrative expenses	6,139,709	4,403,551
TOTAL OPERATING EXPENSES	23,711,752	17,323,169
OPERATING INCOME (LOSS)	10,946,144	(13,813,348)
OTHER INCOME/(EXPENSE), PROVISION FOR INCOME TAXES	1,091,109	614,470
NET INCOME (LOSS)	$12,037,253	$(13,198,878)

NET INCOME (LOSS) PER SHARE (DILUTED)	$0.13	$(0.18)
WEIGHTED AVERAGE SHARES OUTSTANDING (DILUTED)	95,590,183	74,831,415

FINANCIAL POSITION SUMMARY	December 31,	September 30,
	2018	2018
CASH AND CASH EQUIVALENTS	$189,772,981	$30,133,213
SHORT-TERM INVESTMENTS	53,980,307	46,400,176
LONG-TERM INVESTMENTS	59,595,287	-
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	303,348,575	76,533,389
OTHER ASSETS	37,598,813	35,076,562
TOTAL ASSETS	340,947,388	111,609,951
TOTAL CURRENT DEFERRED REVENUE	124,925,638	600
TOTAL LONG TERM DEFERRED REVENUE	33,171,402	-
OTHER LIABILITIES	11,350,317	16,368,350
TOTAL LIABILITIES	169,447,357	16,368,950
TOTAL STOCKHOLDERS' EQUITY	171,500,031	95,241,001
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$340,947,388	$111,609,951

SHARES OUTSTANDING	92,591,457	88,502,302

About Arrowhead Pharmaceuticals

Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.

For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the safety and efficacy of our product candidates, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:

Arrowhead Pharmaceuticals, Inc.

Vince Anzalone, CFA

626-304-3400

ir@arrowheadpharma.com

Investors and Media:

LifeSci Advisors, LLC

Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com

www.lifesciadvisors.com

Source: Arrowhead Pharmaceuticals, Inc.

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